March 12, 2018

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C.
20549

Dear Sirs:

We have read Item 16F of the Form 20-F of Micromem Technologies Inc. dated March 12, 2018, and are in agreement with the statements contained therein as they relate to Collins Barrow Toronto LLP.

Very Truly Yours,

RSM Canada LLP (formerly Collins Barrow Toronto LLP)
Toronto, Canada